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                                                                    EXHIBIT 10.2

                         TCI MUSIC DEFERRED COMPENSATION
                       AND STOCK APPRECIATION RIGHTS PLAN

1. Management SARs for an aggregate of 9 1/2% of the appreciation over the base value of $500 million of Liberty Digital, LLC are replaced by a bifurcated compensation plan of TCI Music, Inc. ("TCI Music"), comprised of a deferred compensation plan and stock appreciation rights grants, of which Lee Masters and Bruce W. Ravenel will be the sole participants. The new plan is intended to place Mr. Masters and Mr. Ravenel in substantially the same economic position as they would have been under the old plan on substantially the same terms as the SARs. In addition, the employment agreement between Lee Masters and Liberty Media Corporation ("LMC") will be terminated by mutual consent and Mr. Masters will enter into a substitute employment agreement with TCI Music with substantially the same terms and effective as of the original effective date, except as set forth below. The plan is conditioned upon the approval by the shareholders of TCI Music.

2.       Deferred Compensation.

         a. The deferred compensation plan payment will be calculated on the appreciation of (1) 9 1/2% of the Series A common stock and Series B Common Stock held by LMC (74,457,196 shares) plus the 128,755,360 shares LMC would have otherwise been entitled to under the Contribution Agreement (a total of 203,212,556 shares), or 19,305,193 shares, (2) over $2.46 per share. The deferred compensation for each participant in the plan will be capped at the difference between the fair market value of a share of Series A common stock on the date of grant (the "Strike Price") and $2.46 per share multiplied by the number of shares subject to the grant.

         b. The valuation date for each grant will be the earlier to occur of (1) termination of employment, (2) a change of control (as defined in the award agreements) or sale of TCI Music (as defined in the award agreements) and (3) December 15, 2003. Payments, if any, of deferred compensation will be made only after termination of employment. Interest will accrue on any fixed portion from the valuation date until the payment date.

         c. The deferred compensation is payable only if the Valuation Price Per Share of a share of the Series A common stock exceeds $2.46 per share, plus notational interest on that amount from January 1, 1999 at the rate of 10% per annum, compounded annually.

         d. On payment of deferred compensation, participants will be entitled to receive the difference between (1) the lesser of the Strike Price or the Valuation Price Per Share and (2) $2.46 multiplied by the number of shares subject to the grant.



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3.       Stock Appreciation Rights.

         a. Stock appreciation rights with respect to 19,295,193 shares of TCI Music Series A common stock will be granted at the Strike Price on the same date as the deferred compensation awards. Upon exercise (or deemed exercise) of a stock appreciation right, participants will receive the difference between the fair market value of a share of Series A common stock on the date of exercise and the Strike Price multiplied by the number of shares as to which the exercise relates. Provided however upon the deemed exercise of the SAR on the Valuation Date, the participants will receive the difference between the Valuation Price Per Share (as defined below) of a share of Series A common stock on the date of exercise and the Strike Price multiplied by the number of shares as to which the exercise relates.

         b. Stock appreciation rights will be exercisable upon vesting and all vested but unexercised stock appreciation rights are automatically deemed exercised (to the extent such stock appreciation rights are in-the-money) on the valuation date. All unexercised options expire on the valuation date.

4.       Valuation. The "Valuation Price Per Share" means:

         a. In the case of a voluntary termination (as defined in the award agreement) by a participant (other than for good reason (as defined in the award agreement)) or if the valuation date is under the conditions described in paragraph 11, the average closing price of the Series A common stock during the 60 calendar days beginning 120 days after the public announcement of the participant's termination or the intent not to renew Mr. Masters' employment agreement, as applicable; or

         b. If clause a. does not apply, the fair market value of the Series A common stock on the valuation date.

5.       Payments.

         a. Payment of amounts payable under the plan will be made, at TCI Music's option (subject to clause b. below), in cash or its Series A common stock. If payment is made in TCI Music securities, TCI Music will provide registration rights and LMC will provide price protection (as against the Valuation Price Per Share or the fair market value on the date of exercise or the valuation date, as applicable) so long as participant sells within 180 days of effective date of the registration statement relating to the shares sold. Participant will have a duty to sell the securities in a manner that will, in the good faith judgment of participant and his financial advisors, maximize the average selling price.



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         b.       On any payment date, LMC will have the right to purchase from
                  TCI Music a number of shares of Series B common stock equal to the amount of cash to be paid to participant divided by the value of a share of Series A common stock used to determine the amount of the payment. The purchase price paid by LMC will be paid in cash in an amount equal to the amount of cash to be paid to participant by TCI Music. As an alternative to the foregoing payment procedure, LMC may, in the case of an exercise of a stock appreciation right, purchase a number of shares of Series B common stock from TCI Music equal to the number of shares subject to the stock appreciation right from TCI Music for the value of a share of Series A common stock used to determine the amount of the payment, multiplied by the number of stock appreciation rights exercised. In no event will LMC have the right to purchase more than an aggregate of 19,295,193 shares of Series B common stock pursuant to this paragraph.

6. Rights to deferred compensation and stock appreciation rights with respect to 15,230,942 shares and 4,064,251 shares, will be granted to Mr. Masters and Mr. Ravenel, respectively, by the Compensation Committee of the Board of Directors. Pursuant to arrangements with TCI Music, Mr. Masters has waived the right to receive grants with respect to 10,000 shares.

7. Mr. Masters and Mr. Ravenel will become vested in their respective rights to deferred compensation and stock appreciation rights with respect to 20% of the shares attributable to them on each December 15 beginning December 15, 1999. Upon the sale of the Company (as defined in the award agreement), a change of control of the Company (as defined in the award agreement) or termination of the participant's employment by the Company for any reason other than cause (as defined in the award agreement) or termination of the participant's employment by him for good reason (as defined in the award agreement) all such rights will become fully vested. All rights that have not vested will be forfeited by the participant if he is terminated for cause (as defined in the award agreement).

8. TCI Music shareholders will be asked to approve the plan at the annual meeting of shareholders. The plan, and any grants made pursuant to the plan prior to shareholder approval, are subject to and conditioned on such shareholder approval. LMC will cause shares of TCI Music voting securities beneficially owned by it to be voted in favor of the plan.

9. LMC will hold 183,907,363 shares of Series A and Series B common stock following the Liberty Digital transaction.

10. Mr. Masters' employment agreement will terminate on 12/15 of the relevant year.

11. If either party intends not to renew Mr. Masters' employment agreement, Mr. Masters and TCI Music will provide notice to the other at least 180 days prior to the termination date of Mr. Masters' employment agreement.


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12.      If and to the extent that participant is required to pay income tax on the deferred compensation or stock appreciation right payments prior to the expiration of the 180-day period established for selling securities, TCI Music will loan participant the amount in excess of any sale proceeds to pay the income tax, with repayment coming out of additional sale proceeds.

13. The terms and conditions of the awards made pursuant to the plan will be set forth in award agreements among each participant, TCI Music and LMC.

14. The maximum number of shares of Series A common stock issuable to participants is 19,295,193 plus the number of shares determined by dividing the difference between the Strike Price and $2.46 by the Valuation Price Per Share of a share of Series A common stock.



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